RESTRUCTURING AGREEMENT

This Restructuring Agreement is made as of August 21, 2006 by and among (a) Exabyte Corporation, a Delaware corporation (the “Company”), and (b) each holder (“Noteholder”) of a 10% Convertible Subordinated Note due September 30, 2010 (the “Note”) of the Company. All of the parties to this Agreement are called the “Parties,” the holders of all of the outstanding Notes are referred to collectively as the “Noteholders,” and all of the 10% Convertible Subordinated Note due September 30, 2010 of the Company held by the Noteholders are collectively referred to herein as the “Notes.”

RECITALS

A.         Tandberg Data ASA, or any of its subsidiaries or affiliates (together referred to herein as the “Buyer”) has made an offer to purchase substantially all of the assets of the Company (the “Acquisition”).

B.         Buyer’s willingness to consummate the Acquisition is conditioned upon certain agreements being reached with creditors of the Company, including but not limited to the Noteholders.

C.         The Noteholders and the Company therefore wish to agree to certain repayment rights upon consummation of the Acquisition, such agreement by the Noteholders being conditioned upon consummation of the Acquisition.

WHEREAS this Agreement is to govern the obligations of the Parties in regard to entering into each of these matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, each of the Parties agrees as follows:

1.	AGREEMENTS.

(a)        The Parties agree that all defined terms used but not defined herein shall have the definitions set forth in the Notes.

(b)        The Company agrees that immediately following the closing of the Acquisition, either the Company or Tandberg shall pay to each Noteholder 82.0% of the principal amount of the Note held by Noteholder, in cash (the “Settled Obligations”).

(c)        Each Noteholder agrees, in consideration of the payment to it by the Company or Tandberg at the closing of the Acquisition of the Settled Obligations,

Noteholder will forgive payment of (i) all interest accrued but not paid on the Note held by it, (ii) all Default Premium, if any, accrued but not paid on the Note held by it, and (iii) 18.0% of the principal amount of the Note held by it (collectively, the “Released Obligations”). Payment of the Settled Obligations shall constitute a full and complete release as of the closing of the Acquisition of any and all claims against the Company for all of the Released Obligations, including but not limited to 18.0% of the principal amount of the Notes held by the Noteholders plus accrued interest and any Default Premium.

(d)        Each Noteholder agrees to waive, release, remise and forever discharge the Company and all of its officers, directors, principals, employees, successors and assigns for:

(i) any breach by the Company of any of its obligations under Article IV of the Securities Purchase Agreement dated October 31, 2005 by and between the Company and the Noteholders, and

(ii) any Event of Default that may exist as of the date of this Agreement or that may come into existence after the date hereof;

provided that such waiver(s) and release(s) shall terminate and be of no further force and effect in the event of a Termination (as defined below).

(e)        This Agreement supersedes all prior agreements, representations, warranties and understandings of the Parties under the Note and constitutes a modification and novation of the Note to the extent provided herein.

(f)         This Agreement constitutes Noteholder’s consent to the Acquisition, to the extent and as required under Section 7 of the Note. The Noteholder understands and agrees that it will be required to execute further documentation relating to the release of its security interest in the Company’s assets, and agrees that, upon the Company’s request, it will do so without additional consideration and in a timely manner.

(g)        Nothing herein shall amend, modify or otherwise change the rights and obligations of the Noteholders under the Intercreditor Agreement.

2.	CONDITIONS; TERMINATION.

(a)        The Company understands and acknowledges that each Noteholder’s agreements set forth in Section 1 herein are contingent upon the actual closing of the Acquisition.

(b)        This Agreement and the Parties’ rights and obligations hereunder shall terminate and be of no further force and effect (a “Termination”) as follows:

(1)       Automatically, with no further action by any Party, in the event a the Acquisition is not consummated or closed with Buyer on or before November 30, 2006, or such later date as the Parties may agree upon; provided that this Agreement will not be terminated under this subsection (b)(1) if the closing of the Acquisition has not occurred because (whether solely or partially) of the breach of this Agreement by a Noteholder; provided, however, that, the Company shall have the right to pursue all legal remedies against any Noteholder for breach of this Agreement, including specific enforcement and injunctive relief.

	(2)	By the Company, at any time.
3.	MISCELLANEOUS.

All communications hereunder shall be in writing and, if sent to a Party, shall be mailed, delivered by hand or overnight service, emailed or faxed to the address, fax number or email address set forth below the signature of the Party at the end of this Agreement. Any notice or communication shall be deemed given to a Party when delivered to the appropriate address or sent by facsimile or email with confirmation of transmission by the transmitting equipment. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors and assignees. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each Party to this Agreement shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by it. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the Party to be charged with the amendment. The Parties have executed and delivered this Agreement effective as of the date first written above.

The undersigned have caused this Convertible Note Restructuring Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

EXABYTE CORPORATION

By:

Its:

CONVERTIBLE NOTEHOLDER:

Name of Convertible Noteholder:

Signature of Authorized Signatory for Convertible Noteholder:

Title of Authorized Signatory:

Phone Number:

Fascimile Number:

Email address of Authorized Signatory:

Address for Notice of Investing Entity:

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